Exhibit 99.1

Contact:	Alliance Data Julie Prozeller, Investors/Analysts Financial Dynamics 212-850-5721 alliancedata@fd.com Shelley Whiddon, Media Alliance Data 972-348-4310 Shelley.Whiddon@AllianceData.com

ALLIANCE DATA POSTS RECORD FIRST-QUARTER CASH EARNINGS PER

SHARE OF $1.19, UP 19 PERCENT

* Reiterates Full-Year Cash Earnings per Share Guidance

Dallas, TX, April 22, 2009 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced results for the first quarter ended March 31, 2009.

Total first-quarter 2009 revenue declined 4 percent to $480 million versus $499 million for the first quarter of 2008. Adjusted EBITDA for the first quarter of 2009 declined 8 percent to $152 million versus $165 million for the first quarter of 2008. Cash earnings per diluted share for the first quarter of 2009 increased 19 percent to $1.19 compared to $1.00 for the first quarter of 2008, exceeding the Company’s previously issued guidance for the first quarter of $1.10. See “Financial Measures” below for a discussion of adjusted EBITDA and cash earnings per diluted share.

Excluding changes in the currency exchange rate in Canada, first-quarter 2009 revenue would have increased 4 percent and adjusted EBITDA would have decreased by approximately 2 percent compared to the prior year period, while cash earnings per diluted share would have increased 27 percent to $1.27.

Income from continuing operations per diluted share decreased 12 percent to $0.69 compared to $0.78 for the first quarter of 2008 as a result of higher non-cash expenses.

Alliance Data Systems Corporation

April 22, 2009

Ed Heffernan, president and chief executive officer of Alliance Data commented, “We delivered solid results with close to 20 percent cash earnings per share growth and almost 30 percent cash earnings per share growth on a constant currency basis. We expect Loyalty Services to have a great year and Epsilon Marketing Services to produce solid results. Regarding Private Label Credit, we have not added enough portfolio growth to fully mitigate the higher credit losses and the impact from the interest only strip gain in 2008. The first quarter validated our ability to once again access low-cost liquidity. We expect to balance the higher credit losses with lower funding as the year progresses while also looking for additional growth in the portfolio.

“Looking ahead, the foreign exchange impact should not be material by the fourth quarter; the interest only strip gains grow over will anniversary at the end of fourth quarter; credit losses are expected to stabilize in 2010; and our stock buyback program will continue to mitigate the effect of these headwinds. Our strong and consistent track record and demonstrated ability to grow our annual cash earnings per share by mid-teens in today’s challenging environment reaffirms our confidence in reiterating our 2009 guidance of cash earnings per share of at least $5.15 and a strong jump-off into next year.”

SEGMENT REVIEW

Loyalty Services. On a constant currency basis, Loyalty Services posted the best first quarter on revenue and adjusted EBITDA in its history. Relative to the first quarter of 2008, revenue increased 17 percent to approximately CDN$200 million, while adjusted EBITDA continued at an exceptionally strong pace growing just over 50 percent to CDN$63 million. U.S. dollar reported segment revenue was $161 million, or a 7 percent decline. U.S. dollar reported adjusted EBITDA was $55 million, or a 34 percent increase. Results continued to be driven by firm pricing, 100 percent client retention, and a fully built-out infrastructure, which allows for significant operating leverage. The Company recorded a foreign exchange gain on its U.S. denominated investments of approximately $4 million as a result of the continued decline in the Canadian dollar against the U.S. dollar. Offsetting this foreign exchange gain was an approximate $13 million foreign exchange translation loss from the Canadian currency devaluation. The net result of these two items is an approximate $9 million loss in adjusted EBITDA.

In addition to its strong financial performance, the business renewed its relationship with Shell Canada, a top-five AIR MILES® Reward Program sponsor and a 16-year participant in the program. AIR MILES reward miles redeemed rose 12 percent versus the prior year period and remained on track with expectations. The macro environment did not appear to impact redemption behavior. AIR MILES reward miles issued, however, saw weakness as issuance was down 4 percent versus the prior year period. This weakness is consistent with similar trends observed in the last economic downturn of 2001-2002: non-discretionary spend remained strong at traditional channels such as gas, grocery and pharmacy, while spend in the credit card sector was down.

Alliance Data Systems Corporation

April 22, 2009

Outlook: Strong financial results are expected to continue. Solid results are expected to be driven from current operations combined with the recognition of revenue from prior activities previously deferred but now recognized. Additionally, the current trend in issuance is consistent with past softness in the macro environment and is not expected to continue for the rest of the year. AIR MILES reward miles issuance growth is anticipated to bounce back in the latter half of the year as a number of the business’s largest sponsors are gearing up for significant new launches targeted at increasing consumer spend. Overall, on a constant currency basis, expectations are for continued strong double-digit organic revenue and adjusted EBITDA growth in Canada. Versus the comparable 2008 periods, in U.S. dollar terms and based on current exchange rates, the foreign exchange translation hit will be the most severe in the first half of 2009 and then taper off thereafter and is not expected to be material subsequent to the third quarter of 2009.

Epsilon Marketing Services. For the first quarter of 2009, Epsilon Marketing Services faced its most challenging year over year comparable as a result of the extremely strong first quarter of 2008. Nonetheless, the segment’s results tracked with expectations as revenue and adjusted EBITDA were both roughly flat to the prior year period. For the first quarter of 2009, revenue was $118 million versus $116 million for the prior year period, and adjusted EBITDA was $22 million as compared to $24 million for the prior year period.

As expected, the segment’s largest service offerings (marketing database services, analytical services and interactive communications) continued to show strong double-digit organic growth as our large clients maintained their commitments to their significant loyalty platforms. Also, as expected, the remaining portion of Epsilon Marketing Services (proprietary data services consisting of Abacus, the catalog coalition, and other data services) struggled as they were adversely impacted by lower volumes primarily associated with retailer bankruptcies.

Outlook: Expectations remain unchanged for full-year growth of approximately 7 percent on both top and bottom line. The second quarter is currently tracking towards this level of growth. In addition, the recent run of new client wins should further enhance growth during the second half of the year. Overall, guidance remains unchanged as the business is expected to produce solid results for the year.

Private Label Services and Private Label Credit. Strong new client wins continued in the first quarter, building on last year’s record pace. New client win highlights of the quarter include HSN, a leading multi-channel lifestyle retailer that was converted in January; Haband, a specialty retailer focused on consumers age 50 years and older (the fastest-growing and most affluent purchasing demographic), and Springstone Financial, helping to continue our drive into the medical space. In addition, the renewal with Pacific Sunwear (PacSun) further solidified our position with the teens and young adults.

Private Label Services provides processing, high-end customer care and marketing programs associated with the Company’s 100 private label and co-brand programs. For the first quarter of 2009, statement growth was positive for the first time since 2007 resulting in revenue and adjusted EBITDA growth versus the first quarter of 2008 of 4 percent and 11 percent, respectively.

Alliance Data Systems Corporation

April 22, 2009

Outlook for Private Label Services. Private Label Services is expected to show moderate (single-digit) growth commensurate with statements generated (a proxy for the segment’s services).

Private Label Credit. For the first quarter of 2009, Private Label Credit revenues declined 11 percent compared to the prior year period to $187 million. The decline was the result of continued rising credit losses, which increased 180 basis points (8.8 percent v. 7.0 percent) from first quarter of 2008. The rise in credit losses produced a drag of approximately $20 million on revenue and adjusted EBITDA in the first quarter of 2009. Interest only strip gain for the first quarter of 2009 was neutral compared to a $10 million gain for the first quarter of 2008. Combined, this $30 million decline was partially mitigated by positive trends in three key drivers: portfolio growth; credit sales growth; and funding costs. Specifically, the portfolio grew a solid 10 percent versus last year, credit sales were up 3 percent and funding rates were favorable.

Outlook for Private Label Credit. For the full year 2009, the interest only strip gain will result in a grow over drag of approximately $30 million, including the $10 million absorbed in the first quarter. As such, this grow over will lessen as the year progresses and anniversary at year-end.

Excluding the interest only strip gain, positive growth in the portfolio and credit sales are expected to continue and help to mitigate the impact of rising credit losses. Finally, favorable funding rates recently achieved on our CDs, conduit and TALF transactions are expected to provide an increasingly larger offset to the gradual uptick in credit losses.

Overall, the positive drivers mentioned are expected to mitigate some, but not all, of the drag caused by higher credit losses and interest only strip gain grow over. Specifically, the benefits of portfolio growth (via a ramp-up in yield from 2008’s record signings) and funding benefits (as spreads continue to tighten) will have the most significant impact in the second half of 2009. To the extent growth further accelerates due to moderate portfolio acquisitions, additional mitigation would be expected.

CAPITAL STRUCTURE AND LIQUIDITY

The Company’s previously announced $1.8 billion stock buyback program continued throughout the first quarter with 4.7 million shares repurchased for $163 million. Since the beginning of 2008, approximately 22 million shares have been repurchased, or roughly 27 percent of shares outstanding. Over $600 million remains available for repurchase under the current program.

From a liquidity perspective, the Company recently renewed a $550 million asset-backed conduit facility and placed $709 million via a multi-year fixed rate bond transaction using the U.S. Government’s newly created TALF program.

Alliance Data Systems Corporation

April 22, 2009

2009 FULL-YEAR AND SECOND-QUARTER OUTLOOK

Second Quarter 2009: Moving from the first quarter, which is traditionally a strong quarter, to the second quarter, which is traditionally the Company’s weakest quarter, the Loyalty Services and Epsilon Marketing Services businesses are expected to produce solid results with Epsilon Marketing Services generating positive adjusted EBITDA growth.

Private Label Credit is expected to produce results consistent with traditional second quarter seasonality. Specifically, in the second-quarter, certain cardholders tend to move away from generating finance charges which were incurred during the holidays and paid in the first quarter. Also, credit losses tend to seasonally drift upwards in the second quarter in the wake of holiday spending. Thus, Private Label Credit second-quarter adjusted EBITDA historically runs about 80 percent of first-quarter levels, which translates into about a $0.18 seasonal impact to earnings, which includes a 70 basis point upward drift in credit losses to 9.5 percent from 8.8 percent in the first quarter of 2009. As a result of this seasonality, credit losses would be expected to drift back down in the third quarter. However, the Company is holding the credit loss forecast flat in the third quarter as the typical seasonal improvement is assumed to be offset by the impact of higher unemployment.

The second quarter is also expected to incur a similar level of foreign exchange translation loss as the first quarter, except without the benefit from the U.S. denominated investments.

As such, the sequential movement for cash earnings per share from the first quarter of 2009 of $1.19 to the second quarter suggests an $0.18 downward seasonal adjustment for Private Label Credit and the absence of the $0.04 first-quarter foreign exchange benefit for the U.S. denominated investments. However, the second quarter of 2009 will benefit from the incremental growth in Epsilon Marketing Services plus the impact of the stock buyback such that second quarter cash earnings per share is expected to be approximately $1.05, or approximately $1.18 on a constant currency basis.

First Half of 2009: The Company’s guidance suggests cash earnings per share of $2.24 for 2009 compared to $2.04 for the first half of 2008, a 10 percent growth rate. On a constant currency basis the first half of 2009 is expected to have an approximate 20 percent growth rate. The trail off of the foreign exchange drag on Loyalty Services, full ramp-up of 2008’s Private Label Credit signings, easier comps for Epsilon Marketing Services and the stock buyback should drive stronger cash earnings per share growth in the second half of 2009. Thus, the first half results equate to approximately 44 percent of anticipated full-year cash earnings per share, while the second half is expected to produce 56 percent for a total cash earnings per share of at least $5.15.

Alliance Data Systems Corporation

April 22, 2009

Full Year Outlook: Anticipated adjusted EBITDA for 2009 of $660 million reflects the continued weakness of the Canadian dollar of $0.80 or less versus the Company’s original forecast of $0.85. The Company is maintaining its full-year cash earnings per share guidance of at least $5.15, a 17 percent increase compared to the prior year period. On a constant currency basis, cash earnings per share is expected to increase approximately 25 percent.

Financial Measures

In addition to the results presented in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as adjusted EBITDA, operating EBITDA, cash earnings and cash earnings per diluted share. These non-GAAP financial measures exclude the loss associated with the sale of the Mail Services business unit, costs associated with the terminated merger with affiliates of The Blackstone Group and other costs. The Company believes that these non-GAAP financial measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding the Company’s performance and overall results of operations. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management. Reconciliations to comparable GAAP financial measures are available in the accompanying schedules and on the Company’s website. The financial measures presented are consistent with the Company’s historical financial reporting practices. The non-GAAP financial measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data will host a conference call on April 22, 2009 at 5:00 p.m. (Eastern) to discuss the Company’s first-quarter results. The conference call will be available via the Internet at www.AllianceData.com. There will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company’s website.

If you are unable to participate in the conference call, a replay will be available. To access the replay, please dial 706-645-9291 and enter “93823230”. The replay will be available from two hours after the end of the call until 11:59 P.M. (Eastern Time) on April 29, 2009.

About Alliance Data

Alliance Data (NYSE: ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data. Through the creation and

Alliance Data Systems Corporation

April 22, 2009

deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide. Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement or third parties may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

Alliance Data Systems Corporation

April 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Revenue	$480.3	$499.3	(4)%

Income from continuing operations	$43.0	$62.7	(31)%

Income from continuing operations per share – diluted	$0.69	$0.78	(12)%

Adjusted EBITDA	$152.0	$164.5	(8)%

Operating EBITDA	$138.8	$175.2	(21)%

Cash Earnings	$73.5	$80.7	(9)%

Cash Earnings per share – diluted	$1.19	$1.00	19%

	As of March 31, 2009	As of December 31, 2008
Cash and cash equivalents	$321.6	$156.9
Seller’s interest and credit card receivables	678.9	639.6
Redemption settlement assets	514.3	531.6
Intangible assets, net	284.9	297.8
Goodwill	1,126.4	1,133.8
Total assets	4,500.1	4,342.0

Deferred revenue	946.1	995.6
Certificates of deposit	932.9	688.9
Core debt(1)	1,580.5	1,434.1
Total liabilities	4,086.3	3,794.7
Stockholders’ equity	413.8	547.3

(1)

Core debt excludes certificates of deposit and capital leases. Included in core debt is a discount of $225.5 million and $235.9 million as of March 31, 2009 and December 31, 2008, respectively, associated with the Company’s convertible debt as a result of the adoption of FSP APB 14-1 – “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) “.

Alliance Data Systems Corporation

April 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(In millions)

(Unaudited)

	Three Months Ended March 31,
	2009	2008	Change
Segment Revenue:
Loyalty Services	$160.6	$171.8	(7)%
Epsilon Marketing Services	117.6	115.5	2%
Private Label Services	98.4	94.5	4%
Private Label Credit	186.5	209.1	(11)%
Corporate/Other	12.4	0.5	Nm
Intersegment	(95.2)	(92.1)	3%

	$480.3	$499.3	(4)%

Segment Adjusted EBITDA:
Loyalty Services	$54.9	$40.9	34%
Epsilon Marketing Services	22.1	23.6	(6)%
Private Label Services	29.9	26.9	11%
Private Label Credit	57.9	87.1	(34)%
Corporate/Other	(12.8)	(14.0)	(9)%

	$152.0	$164.5	(8)%

Key Performance Indicators:
Private label statements generated	32.0	31.8	1%
Average managed receivables	$4,279.3	$3,906.8	10%
Private label credit sales	$1,576.2	$1,538.1	3%
AIR MILES Reward Miles issued	986.2	1,023.0	(4)%
AIR MILES Reward Miles redeemed	787.0	701.7	12%

Nm-Not Meaningful

Alliance Data Systems Corporation

April 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Total revenue	$480.3	$499.3

Total operating expenses	378.5	380.7

Operating income	101.8	118.6

Interest expense, net	31.6	17.1

Income from continuing operations before income taxes	70.2	101.5
Income tax expense	27.2	38.8

Income from continuing operations	43.0	62.7

Loss from discontinued operations, net of taxes	(15.1)	(13.4)

Net income	$27.9	$49.3

Per share data:

Basic – Net income	$0.46	$0.63

Diluted – Income from continuing operations	$0.69	$0.78

Diluted – Loss from discontinued operations	(0.24)	(0.17)

Diluted – Net income	$0.45	$0.61

Weighted average shares outstanding – basic	61.1	78.5

Weighted average shares outstanding – diluted	61.8	80.6

Alliance Data Systems Corporation

April 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Adjusted EBITDA and Operating EBITDA:
Income from continuing operations (GAAP measure)	$43.0	$62.7
Stock compensation expense	18.0	6.3
Income tax expense	27.2	38.8
Interest expense, net	31.6	17.1
Depreciation and other amortization	15.1	17.7
Amortization of purchased intangibles	14.2	17.2
Loss on sale of assets	—	1.0
Merger and other costs	2.9	3.7

Adjusted EBITDA	152.0	164.5
Change in deferred revenue	(49.5)	(22.2)
Change in redemption settlement assets	17.3	9.6
Foreign currency impact	19.0	23.3

Operating EBITDA	$138.8	$175.2

Cash Earnings:
Income from continuing operations (GAAP measure)	$43.0	$62.7
Add back non-cash non-operating items and merger and other costs:
Stock compensation expense	18.0	6.3
Amortization of purchased intangibles	14.2	17.2
Loss on the sale of assets	—	1.0
Merger and other costs	2.9	3.7
Non-cash interest expense(1)	12.0	—
Income tax effect (2)	(16.6)	(10.2)

Cash earnings	$73.5	$80.7

Weighted average shares outstanding – diluted	61.8	80.6
Cash earnings per share – diluted	$1.19	$1.00

(1)	Represents amortization expense of imputed interest expense associated with the convertible debt as a result of adoption of FSP APB 14-1 and related amortization of debt issuance costs
(2)	Represents income taxes adjusted for the related tax benefit or expense for the non-GAAP measure adjustments.

Alliance Data Systems Corporation

April 22, 2009

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT ADJUSTED EBITDA

(In millions)

(Unaudited)

	Three months ended March 31, 2009
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$45.9	$5.0	$4.0	$—	$54.9
Epsilon Marketing Services	2.8	16.0	3.3	—	22.1
Private Label Services	25.3	2.3	2.3	—	29.9
Private Label Credit	53.5	3.7	0.7	—	57.9
Corporate/Other	(25.7)	2.3	7.7	2.9	(12.8)

	$101.8	$29.3	$18.0	$2.9	$152.0

	Three months ended March 31, 2008
	Operating income	Depreciation & amortization	Stock compensation expense	Merger & other non- routine costs	Adjusted EBITDA(1)
Loyalty Services	$30.9	$8.6	$1.4	$—	$40.9
Epsilon Marketing Services	3.6	19.1	0.9	—	23.6
Private Label Services	23.0	2.3	0.8	0.8	26.9
Private Label Credit	83.9	2.8	0.4	—	87.1
Corporate/Other	(22.8)	2.1	2.8	3.9	(14.0)

	$118.6	$34.9	$6.3	$4.7	$164.5

(1)	Represents segment Adjusted EBITDA and is equal to operating income plus depreciation, amortization, stock compensation expense and merger and other costs.

###